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COOPERS                                         Coopers & Lybrand L.L.P.
& LYBRAND                                       a professional services firm



     CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statements of Roberts Pharmaceutical Corporation on Form S-8 (File No. 33-34767 and File No. 33-61543) of our report dated March 20, 1996, on our audits of the consolidated financial statements of Roberts Pharmaceutical Corporation and Subsidiaries as of December 31, 1995, 1994 and 1993 and for each of the three years in the period ended December 31, 1995, which report is included in this Annual Report on Form 10-K.




                                      COOPERS & LYBRAND L.L.P.


Princeton, New Jersey
March 20, 1996




Coopers & Lybrand L.L.P., a registered limited liability partnership, is a member firm of Coopers & Lybrand (International).